Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the relating to the issuance of shares of securities
                   pursuant to the above Consulting Agreements

                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                           Direct Line: (954) 766-7858


                                  June 6, 1996

Imagex Services, Inc.
80 Wolf Road, Suite 503
Albany, New York 12205

         Re: Registration Statement on Form S-8, Consulting Agreements with Blue Water Consulting, Inc. and Broad Street Marketing, Inc.

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by Imagex Services, Inc. (the "Company") of 1,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock") issued pursuant to a Consulting Agreement with Blue Water Consulting, Inc. and separate Client Service Agreement with Broad Street Marketing, Inc. (collectively, the "Agreements").

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreements, the Company's Articles of Incorporation, By-Laws and corporate resolutions provided to us by the Company. We have been advised by the Company that its Form 10-KSB Annual Report and Form 10-QSB Quarterly Report have been accepted for filing by the Securities and Exchange Commission. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock, assuming issuance in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                      Very truly yours,


                                      /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                      -----------------------------------------
                                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.

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